Exhibit 21.1

SUBSIDIARIES OF AMERICAN WAGERING, INC. (“AWI”)

Name	State of Incorporation or Organization
Computerized Bookmaking Systems, Inc. (“CBS”; a wholly owned subsidiary of AWI)	Nevada
Leroy’s Horse & Sports Place, Inc. (a wholly owned subsidiary of AWI)	Nevada
AWI Manufacturing, Inc. (a wholly owned subsidiary of AWI)	Nevada
AWI Gaming, Inc. (“AWIG”; a wholly owned subsidiary of AWI)	Nevada
Sturgeon’s, LLC (dba Sturgeon’s Inn & Casino; a wholly owned subsidiary of AWIG)	Nevada
ExactGeo Media, LLC (a wholly owned subsidiary of AWI)	Nevada
Mobile Sports Fantasy, LLC (a wholly owned subsidiary of AWI)	Nevada